Exhibit 4.1

                        PRODUCUCTION CONSULTING AGREEMENT


     This Agreement when signed by Raven Moon Entertainment, Inc. located at 120 International Parkway, Suite 220, Heathrow, Florida 32746 hereafter referred to as the "PRODUCTION COMPANY" and Mike Gibilisco, hereafter referred to as "Consultant" shall constitute a binding agreement.

FOR GOOD CONSIDERATION the receipt and sufficiency of which is hereby acknowledged that both parties agree as follows:

     Effective immediately under the supervision of the PRODUCTION COMPANY and its Executive Producers, J&B DiFrancesco, CONSULTANT shall supervise the production of Television/Home Video programs of "Gina D's Kids Club", to be produced and distributed to broadcast stations effective immediately until all productions are fully completed to the satisfaction of the Production Company and the Executive Producers, J&B DiFrancesco.

DUTIES:

1. For a term of one year from the date hereof, the CONSULTANT shall be responsible for the supervision of all creative personnel, creative services, marketing materials, advertising materials, sub-contractors, technical services, non-technical services, duplication and distribution of all Television/Home Video productions described above to be professionally produced and delivered to broadcasters or video duplication facilities upon completion to the satisfaction of the Production Company and its Executive Producers, J&B DiFrancesco. The CONSULTANT will not be responsible for any unreasonable deadlines nor unreasonable approvals that could effect quality, productivity and delivery of such above mentioned supervised services due beyond the control of the CONSULTANT.

COMPENSATION:

2. As payment in full for these services the CONSULTANT shall receive 15,000,000 shares of common S-8 free trading Raven Moon Entertainment, Inc. stock.

3. This is a complete understanding by both parties, which cannot be changed except in writing and signed by both parties.

4. Both parties agree to settle any dispute by arbitration in Seminole County Florida.

ACCEPTED AND AGREED TO;

DATE: January 9, 2003
/s/  Mike Gibilisco
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     Mike Gibilisco



Raven Moon Entertainment, Inc.


By:  /s/  J. DiFrancesco
   --------------------------------
          J. DiFrancesco, President